Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS BEGINS RECRUITMENT FOR PHASE 2 MECHANISM OF ACTION CLINICAL TRIAL OF PH-10 FOR PSORIASIS

KNOXVILLE, TN, January 29, 2015 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company (“Provectus”), announced today that it has opened recruitment for its phase 2 mechanism of action trial of PH-10 for the treatment of mild to moderate psoriasis. The purpose of the trial is to study the safety and efficacy of PH-10, a 0.005% preparation of Rose Bengal, in the treatment of psoriasis.

Officially titled, “A Phase 2 Study of Cellular and Immunologic Changes in the Skin of Subjects Receiving PH-10 Aqueous Hydrogel to Plaque Psoriasis,” total enrollment is expected to consist of 30 patients. Subjects will apply PH-10 vehicle daily for 28 consecutive days followed by active PH-10 daily for 28 consecutive days to their plaque psoriasis areas on the trunk or extremities (excluding palms, soles, scalp, facial and intertriginous sites). Biopsies of one target plaque will be collected at baseline (at least 7 days prior to first study treatment on Day 1) and at Days 29 and 64, with a 7-day interval between biopsy at Day 29 at the end of vehicle application and commencement of application of active PH-10 on Day 36. Study data from each subject will serve as an internal control (i.e., with assessment at baseline and at the end of application of PH-10 vehicle) for evaluation of clinical and cellular response to active investigational agent.

Eric Watcher, CTO of Provectus, stated, “We are very excited to begin this study. PH-10 has already been testing phase 1 and 2 studies and a total of 226 patients. In this study, we are looking at possible changes in the immunologic, structural and hyperproliferative state of the skin in the target plaque and evidence of cellular atypia following PH-10 application. We will use this data to aid in further development of PH-10 with our objective to co-develop or license PH-10 with dermatological partner as we continue to prepare to advance PH-10 for approval as topical anti-inflammatory non-steroidal agent for treating psoriasis and other inflammatory dermatoses.”

According to clinicaltrials.gov, the estimated completion date of the study is January 2016, and further information is available at https://clinicaltrials.gov/ct2/show/record/NCT02322086

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About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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